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                                                                    EXHIBIT 10.1


                             PHILIP MORRIS COMPANIES INC.

                             Financial Counseling Program

Philip Morris has a program that has existed since January 1, 1980 to provide for financial counseling for key executives. This program currently provides for reimbursement to senior management for expenditures they incur in connection with their personal financial and estate planning and preparation of their tax returns, subject to the following annual limits:

1.   $15,000 for the Chairman and Chief Executive Officer;
2.   $10,000 for each member of the Corporate Management Committee;
3. $5,000 for Senior Vice Presidents and those Vice Presidents in salary bands "E" and above.

Rather than limit individuals to specific advisors, each eligible executive may seek his own reputable advisor to perform such services. Reimbursement shall be limited to the services set forth above and will not include for example, fees of brokers or investment managers. Also, it shall be necessary for invoices to reflect in reasonable detail the nature and extent of the services performed.

Payments by Philip Morris in this program will be included in the compensation of the individuals for whom they are paid; however, the individual is normally entitled to a deduction in his or her income tax return for any expenses related to financial advice, estate and tax planning, and income tax preparation.